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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                    Proxy Statement Pursuant To Section 14(a)
                     Of The Securities Exchange Act Of 1934


Filed by the Registrant    X
Filed by a Party other than the Registrant

Check the appropriate box:
         Preliminary Proxy Statement
         Confidential, Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))Proxy Statement
         Definitive Proxy Statement
         Definitive Additional Materials
X        Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                          Simon Transportation Services Inc.
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                   (Name of Registrant as Specified in its Charter)


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               (Name of Person(s) Filing Proxy Statement if other than the
                                     Registrant)


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


                                  June 5, 2000


  Dear Fellow Stockholders:

  By now you may have received from Jerry Moyes materials related to a tender offer by Mr. Moyes for shares of the Company's Common Stock at a price of $7.00 per share. As more fully described in a letter from Richard D. Simon to stockholders dated May 26, 2000, the Board has elected to remain neutral with respect to the tender offer but Mr. Simon and other members of the Company's management have indicated that they do not intend to tender any of their shares to Mr. Moyes. The Board continues to remain neutral with respect to the tender offer.

  Without notifying the Company in advance, however, Mr. Moyes simultaneously commenced a legal process called a "consent solicitation" in which he is seeking to take control of the Company's Board of Directors. If you have already received Mr. Moyes' consent solicitation documents, do NOT sign or return them.

  The Board is strongly opposed to Mr. Moyes' hostile consent solicitation because it violates the good faith in which the Board cooperated with Mr. Moyes in the tender offer and, more importantly, would give Mr. Moyes effective control of the Company without having paid for it.

  WE STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY CONSENT CARDS THAT MR. MOYES MAY SEND YOU.


  The Company will be sending you shortly a form of "Revocation of Consent Statement" and "Revocation of Consent Card," which will more thoroughly dispute Mr. Moyes assertions. In the meantime, the Board requests that you carefully read the following information which raises serious questions as to the motivations of Mr. Moyes in the consent solicitation.

  CONSIDER THESE FACTS:

o Mr. Moyes is Attempting to Gain Control Without Paving For It. Mr. Moyes is attempting to quickly gain control of the Company through the consent solicitation process without paying you any control premium (or any consideration whatsoever) for such control. Mr. Moyes states in his consent solicitation documents that the purpose of the consent is so that he may complete the tender offer. We believe this statement is disingenuous. The Board draws this conclusion from the numerous and significant conditions precedent Mr. Moyes has placed on the tender offer and from his declared intention to borrow a significant portion of the funds to complete the tender offer. The Board has already announced that it will not stand in the way of Mr. Moyes' tender offer and has in fact waived the applicable anti-takeover statutes and has otherwise cooperated with Mr. Moyes. Mr. Moyes' consent solicitation can do nothing to further the likelihood of success of the tender offer. In fact, contrary to Mr. Moyes' statements, the consent solicitation is nothing more than an attempt by Mr. Moyes to seize control of the Company through the back door (even if his tender offer fails or he chooses not to proceed with it), all while owning a mere 10.8% of the Company.

o The Board Has Been Elected By An Overwhelming Majority - Including Mr. Moyes. The Board that Mr. Moyes seeks to remove was overwhelmingly elected over staggered terms at the past three annual meetings by 94.5% to 99.5% of the voting stockholders of the Company. Since he first began to accumulate shares, Mr. Moyes has voted for the current Board, including most recently in February of 2000. Your Board remains committed to the Company's long-term strategic goals and to the enhancement of stockholder value.

o Key Customer and Employee Relations Will Be Damaged. The Board believes that if Mr. Moyes is successful in his consent solicitation, the Company's relationships with key customers and employees may be irreparably damaged. The Company's executives have a collective 114 years of experience in the refrigerated trucking industry and have forged strong ties with many of the Company's key customers. Under the direction of the Board and current management, in recent months the Company has announced publicly that it (i) had a profitable second quarter, (ii) anticipates that the remaining debt on its facilities will be repaid by August of this year which will significantly improve the Company's cash flow position and (iii) has improved its operating performance in several key areas, including increased haul lengths, decreased numbers of unseated trucks, increased driver retention, increased mileage on seated trucks and the negotiation of advantageous equipment contracts. Several of the Company's managers have told the Board that they will resign if Mr. Moyes is successful in his consent solicitation and a number of key customers have expressed significant concerns regarding the disruption that a hostile consent solicitation would have on their business relationships with the Company,

WE URGE YOU NOT TO RETURN ANY CONSENT CARDS YOU MAY RECEIVE FROM MR.  MOYES.
            ---

The Company's detailed response to the consent solicitation contained in the form of "Revocation of Consent Statement" and form "Revocation of Consent Card" will be furnished to you shortly. In the meantime, if you have any questions or require any assistance, please call Georgeson Shareholder Communications, our solicitation advisor, toll-free at (800) 223-2064.

Once again know that we appreciate all of our stockholders.

                          YOUR BOARD OF DIRECTORS

                          By: /s/ Richard D. Simon
                              --------------------
                              Richard D. Simon
                              Chairman

                                    IMPORTANT

1. We urge you not to sign any consent card which is sent to you by Jerry Moyes. If you have already returned one, the Company will provide you with a form of revocation shortly.

2. If you have questions or need assistance in voting your shares, please call toll free:


                                    GEORGESON
                                   SHAREHOLDER
                                COMMUNICATIONS INC.

                           17 State Street, l0th Floor
                               New York, NY 10004
                          Call Toll-Free (800) 223-2064





This letter is not a proxy statement or a consent statement. The Board is not soliciting any authorization, consent or revocation through this letter. The Board presently intends to solicit an authorization, consent or revocation from the stockholders, by filing with the SEC and delivering to the stockholders a proxy, consent or revocation statement. If the Board does so, please read it carefully, because it will contain important information about the Company, the Board, and the matters that the Board will ask the stockholders to consider and either act upon or consent to.

Simon Transportation Services Inc. files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet world wide web site at http://www.sec.gov, that provides access, without charge, to such reports, proxy statements and other information. You can also obtain such reports, proxy statements and other information, without charge, from Simon Transportation Services Inc., by contacting the Corporate Secretary, telephone: (801) 924-7000, facsimile: (801) 924-7118.

                           PARTICIPANTS IN THIS LETTER

This letter is being delivered to you on behalf of the Board of Simon Transportation Services Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. Pursuant to that Rule, each of your Board member's names and holdings of Simon's capital stock as of June 1, 2000 are listed below:

                                        Amount &
                                       Nature of                                         Percent
                                       Beneficial                          Percent of    of Total
Name of Beneficial Owner              Ownership(1)   Title of Class           Class      Shares(2)
------------------------              ------------   --------------           -----      --------


Richard D. Simon                             10,000  Class A Common              *           *
Richard D. Simon (3)                        913,751  Class B Common          100.0%       14.1%
Alban B. Lang                               122,837  Class A Common            2.2%        1.9%
Kelle A. Simon                              137,777  Class A Common            2.5%        2.1%
Lyn Simon                                   132,248  Class A Common            2.4%        2.0%
Richard D. Simon, Jr.                       130,995  Class A Common            2.4%        2.0%
Sherry L. Bokovoy                           123,338  Class A Common            2.2%        1.9%
Gus E. Paulos                                    --  Class A Common             --          --
Don L. Skaggs                                55,000  Class A Common            1.0%          *
Irene Warr                                    4,700  Class A Common              *           *
All directors and executive           1,630,646 (4)  Class A & Class B          N/A       25.2%
officers as a group (9 persons)                      Common

_________________________
* Less than one percent.

1 In accordance with applicable rules under the Securities Exchange Act of 1934, as amended, the number of shares beneficially owned includes 69,200 Class A Common Shares underlying options to purchase granted to each of Alban B. Lang, Kelle A. Simon, Lyn Simon, Richard D. Simon, Jr., and Sherry L. Bokovoy (the "Optionees") that were, at June 1, 2000, either currently exercisable or were scheduled to become exercisable within 60 days of June 1, 2000. The 55,800 remaining shares underlying options granted to the Optionees that were not scheduled to become exerciable within 60 days of June 1, 2000 are excluded. The options have exercise prices ranging from $9.00 to $23.38 per share. The shares owned also include an aggregate 23,156 shares of Class A Common Shares held in the Company's 401(k) Plan on behalf of Alban B. Lang (9,378 shares), Lyn Simon (11,205 shares), and Sherry L. Bokovoy (2,573 shares). The total shares include 3,000 shares underlying stock options granted to Irene Warr that are currently exercisable or were scheduled to become exercisable within 60 days of June 1, 2000. Unless otherwise indicated all shares are owned directly.

2 Percentage based on both Class A and Class B Common Shares and includes for purposes of this chart only the vested portion of options granted under the Company's Incentive Stock Plan and Outside Director Stock Plan.

3 All shares are held by Richard D. Simon, Trustee of the Richard D. Simon Revocable Trust, UTAD 2/12/93, of which the four children of Richard D. Simon are the beneficiaries, subject to a life estate in favor of Valene Simon, wife of Richard D. Simon. Because the Class B Common Stock is entitled to two votes per share, Mr. Simon, as Trustee, controls 24.9% of the combined voting power of the Shares. Richard D. Simon filed a Form 13G with the Commission on February 10, 2000.

4 Include approximately 349,000 share underlying exercisable stock options with exercise prices ranging from $9.00 to $23.38 per share.